EXHIBIT 14(a):

                             CONSENT OF
                       DELOITTE & TOUCHE  LLP
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  INDEPENDENT AUDITORS' CONSENT


  Fund for Government Investors, Inc.:

  We consent to the use in this Registration Statement on Form N-14 of our report dated February 6, 1995, appearing in the Annual Report of Fund for Government Investors, Inc. for the year ended December 31, 1994, and to the reference to us under the caption "Financial Statements and Experts" appearing in the Combined Prospectus/Proxy Statement, which is a part of such Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" included in the current Prospectus of Fund for Government Investors, Inc. dated March 30, 1995, which is part of such Registration Statement.


  /s/Deloitte & Touche LLP
  Deloitte & Touche LLP

  Washington, DC
  February 5, 1996
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